UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 July 27, 2005

AMICI VENTURES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

333-60958	13-3963541
Commission File Number)	(IRS Employer Identification No.)

511 West 25th Street Suite 503 New York, New York 10001	(212) 414-9600
(Address of Principal Executive Offices)	(Telephone Number including Area Code)

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(Former Name or Former Address, if Changed Since Last Reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Since our last 8-K filing on June 17th, 2005, through the filing date of this report, we sold 262,500 units (each unit consists of four shares and one warrant) at a price of $1.00 per unit or $262,500 units in the aggregate, or 1,050,000 shares in the aggregate to seven accredited investors. These units were sold pursuant to our “Series A” private placement of up to 1,500,000 units, or 6 million shares for an aggregate offering price of $1,500,000. One warrant is required for the purchase of one additional share at a price of $0.50 per share. Accordingly, these seven investors may acquire up to an additional 262,500 shares. Pursuant to our “Series A” private placement, the Company has sold 575,000 units in the aggregate, or $575,000 in the aggregate, or 2,300,000 shares in the aggregate. In addition, we entered into an agreement with Var Growth Corporation on July 17, 2005 to provide a variety of corporate services including introducing the Company to third party marketing companies, investment bankers and other corporate promotion companies including IceColdStocks.com in exchange for restricted Common Stock in the aggregate of 350,000 shares.

We believe that the offer and sale of the foregoing units were exempt from the registration requirements of the Securities Act of 1933 by virtue of Sections 4(2) and 4(6) thereof and Regulation D as promulgated thereunder. The securities were offered and sold only to persons believed by us to be, and who represented to us in writing that they are, accredited investors as defined in Regulation D.

At the time of this filing, we a total of 22,070,000 shares (inclusive of the 575,000 shares which are the subject of this report) issued and outstanding.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

-NONE-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICI VENTURES, INC.

Dated: July 27, 2005	By:	/s/ James S. Cardwell
James Cardwell, Chief Financial Officer and Director

EXHIBIT INDEX

Exhibit No.	Description
NONE